Exhibit 10.5

FSB Community Bankshares, Inc. and

Fairport Savings Bank

Executive Compensation Clawback Agreement

WHEREAS, FSB Community Bankshares, Inc. (the “Company”) and Fairport Savings Bank (the “Bank”) are required to recover from certain current and former executive officers any excess incentive-based compensation, including bonus compensation or equity compensation, that was paid to such executives on the basis of incorrect financial information, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (“SOX”) and pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012 (“Dodd-Frank”); and

WHEREAS, in addition to Section 304 of SOX and Section 954 of Dodd-Frank, the Company and the Bank wish to adopt their own compensation clawback rules for certain current and former executive officers of the Company and the Bank, as set forth herein; and

WHEREAS, Kevin Maroney (the “Executive”), who is currently Executive Vice President and Chief Financial Officer, understands and acknowledges that he/she can be held liable for certain conduct which is detrimental or potentially detrimental to the Bank pursuant to the terms herein,

NOW THEREFORE, it is hereby agreed, by and between the Bank and Executive, as follows:

1.	Executive is entitled to participate in the FSB Community Bankshares, Inc. Annual Incentive Plan (“Incentive Plan”). The Incentive Plan provides that Executive shall be eligible to receive a percentage of his/her Base Salary upon the achievement of pre-determined targets. A copy of the Incentive Plan and of the Executive’s specific Incentive Plan formula (including all targets) is attached hereto as Schedule “A”, as approved annually, and incorporated by reference herein.

2.	Executive understands and acknowledges that he/she shall not be entitled to receive any payments due under the Incentive Plan and/or may be required to repay any payments previously received under the Incentive Plan under the following conditions:

A.	Executive’s Incentive Plan payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of the Bank’s financial statements; and the Board determines that Executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and a lower payment would have been made to Executive based upon the restated financial results.

B.	The Board determines that Executive has engaged in fraud, gross negligence or willful misconduct which has resulted in, or could result in, detriment to the Bank.

3.	In the event that the Bank determines, in its sole discretion, that one of the conditions set forth in paragraphs 2(A) or 2(B) of this Agreement have occurred, the Bank shall notify Executive, in writing, of its determination. Executive will have ten (10) days within which to respond to the Bank’s notice and request reconsideration of the Bank’s determination. If Executive fails to request reconsideration and/or the Bank elects not to reconsider its decision, or upon reconsideration, the Bank does not change its prior determination, Executive shall be liable to the Bank for repayment of all Incentive Plan payments paid to Executive by the Bank within the preceding three (3) years or during the period of the conduct set forth in paragraphs 2(A) or 2(B) of this Agreement, whichever is longer. The Bank also reserves the right to offset any such liability against any compensation, severance benefits or any remuneration owed to Executive by the Bank, to the extent permitted by applicable law, and provided further, that if any such right to set off is treated as an impermissible acceleration of payment of any deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, then the Bank shall not exercise such set off rights with respect to such deferred compensation plans. In addition, Executive shall immediately become ineligible to receive any further Incentive Plan payments (regardless of whether the payments have been earned or accrued).

4.	Provided that the following repayment provisions do not result in an impermissible extension of credit to an officer of a publicly traded company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002, in the event that Executive must repay the Bank in compliance with Section 3 above, the parties agree that Executive must repay any amounts due within one (1) year from notification by the Bank of such repayment obligation.

5.	Notwithstanding the foregoing, to the extent not prohibited by applicable law (including, but not limited to, under Sections 302 and 402 of the Sarbanes-Oxley Act of 2002 and under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), the Bank shall have full discretion to decline to seek recovery under this Agreement or to shorten the time period for recovery set forth in paragraph 3 above. The exercise of any such discretion must be approved by a majority of the Board.

6.	Should any repayment obligations under this Agreement trigger income tax penalties to the Bank or Executive, Executive acknowledges and agrees that he/she shall be solely liable for the payment of any such taxes.

7.	This Agreement shall be construed according to the laws of the State of New York and any action arising herefrom shall be venued in the Monroe County Supreme Court or the United States District Court for the Western District of New York in Rochester, New York.

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8.	In the event that the Bank must engage in any legal action or proceeding in order to enforce the terms of this Agreement, Executive agrees that he/she shall be liable for payment of the Bank’s reasonable attorneys’ fees and costs.

9.	The parties agree and acknowledge that they both participated in the negotiation and drafting of this Agreement and therefore, if any provision herein is contested, there shall be no presumption in favor or against either party as the draftsperson.

10.	Executive and the Bank acknowledge and agree that they have each reviewed this Agreement with an attorney of their choosing and are entering into this Agreement voluntarily and with a complete understanding of its terms and obligations.

11.	Any Notices provided for under this Agreement shall be sent, via certified mail return receipt requested, to the following addresses:

BANK:	Fairport Savings Bank

45 South Main Street

Fairport, NY 14450

EXECUTIVE:	Kevin Maroney

22 Littlewood Lane E

Rochester, NY 14625

12.	If any provision of this Agreement is determined to be invalid or unenforceable by any Court or tribunal, the parties agree that such provision shall not affect the validity or enforceability of any other provision herein.

Fairport Savings Bank

Dated: March 28, 2012		/s/ Dana C. Gavenda
	By:	Dana C. Gavenda
	Its:	President and Chief Executive Officer

Executive

Dated: March 28, 2012		/s/ Kevin D. Maroney

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